Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by Aimfinity Investment Merger Sub I of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of PubCo (as such term is defined in the Registration Statement) in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: January 31, 2025

/s/ Hsin-Ming Huang
Name:	Hsin-Ming Huang